[PricewaterhouseCoopers LLP LETTERHEAD]

August 24, 2007

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Commissioners:

We have read the statements made by Sequoia Fund, Inc. (the "Fund") (copy attached), which we understand will be filed with the Commission, pursuant to
Item 77K of Form N-SAR, as part of the Fund's Form N-SAR report dated
August 28, 2007. We agree with the statements concerning our Firm in such Form N-SAR.

Very truly yours,

/s/ PricewaterhouseCoopers LLP

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             [ATTACHMENT]

Change in Independent Registered Public Accounting Firm

PricewaterhouseCoopers LLP ("PwC") was previously the Fund's independent registered public accounting firm. On June 11, 2007, PwC's appointment as independent registered public accounting firm was terminated and Briggs, Bunting & Dougherty, LLP ("BBD") was engaged as independent registered public accounting firm. The decision to change independent registered public accounting firms was approved by the Fund's audit committee and Board of Directors.

PwC's reports on the Fund's financial statements for the Fund's two most recently completed fiscal years ended December 31, 2006 and December 31, 2005 did not contain any adverse opinion or disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope, or accounting principles. During the Fund's two most recently completed fiscal years ended December 31, 2006 and December 31, 2005 and through June 11, 2007, there were no disagreements between the Fund and PwC on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of PwC, would have caused it to make reference to the subject matter of the disagreements in connection with its reports. During the two years ended December 31, 2006 and 2005 and through June 11, 2007, there were no "reportable events" within the meaning of Item 304, paragraph (a)(1)(v), of Regulation S-K under the Securities Exchange Act of 1934.

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